CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 21, 2007, relating to the financial statements and financial highlights which appear in the June 30, 2007 Annual Report to Shareholders of Phoenix Mid-Cap Value Fund and Phoenix Value Opportunities Fund (constituting Phoenix Equity Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Non-Public Holdings Information”, “Independent Registered Public Accounting Firm” and “Report to Shareholders” in such Registration Statement.

Boston, Massachusetts

October 23, 2007